Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Heather Leiferman

    952.278.9553

hleiferman@buffalowildwings.com

Investor & Analyst Contact: Heather Pribyl

952.540.2095

hpribyl@buffalowildwings.com

Buffalo Wild Wings Announces Majority Investment in Rusty Taco

Concept features street-style tacos in nine U.S. locations in

Dallas, Denver and Minneapolis/St. Paul

MINNEAPOLIS (August 25, 2014) – Today, Buffalo Wild Wings®, Inc. (NASDAQ: BWLD) is excited to announce it has made a majority investment in Rusty Taco, Inc., which owns and operates Rusty Taco restaurants and is headquartered in Dallas, Texas. Rusty Taco features a simple menu of tasty tacos prepared fresh in a fun and lively atmosphere. Terms of the deal were not disclosed.

“Rusty Taco’s fresh approach to tacos truly sets this concept apart,” stated Kathy Benning, Buffalo Wild Wings’ executive vice president, chief strategy officer and new business development. “Buffalo Wild Wings’ investment is part of our strategy to partner with emerging restaurant concepts that have the potential for significant growth, can work throughout the country and have a highly engaged management team with a passion to grow the business.”

Rusty Taco boasts fast, affordable food served in a friendly and fun atmosphere. As a fast-casual restaurant, Rusty Taco specializes in street-style tacos made fresh and from scratch. In 2010, the first restaurant opened its doors in Dallas, Texas. Since then, Rusty Taco has grown to include nine locations: two company-owned restaurants and seven franchised locations in three markets – Dallas, Denver and Minneapolis/St. Paul.

“We are delighted to be partnering with Buffalo Wild Wings and believe it can have an immediate impact in helping accelerate our growth,” said Steve Dunn, chief executive officer of Rusty Taco. “Our co-founder, Rusty Fenton, always said, ‘Tacos are the most important meal of the day™’ and we truly live that every day by providing our guests with the freshest ingredients and authentic tasting tacos at an affordable price.”

In addition to Rusty Taco, Buffalo Wild Wings also has a minority investment in Los Angeles-based PizzaRev, a growing artisanal pizza concept. “As part of our long-term growth strategy, we are actively looking for additional concepts to invest in to build a portfolio of emerging brands, and continue to build a dynamic restaurant company,” said Benning. PizzaRev is a fast-casual pizza chain delivering an interactive dining experience where guests craft their own pizzas, choosing from a wide variety of premium-quality ingredients, in any amount, for one price.

About Buffalo Wild Wings:

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,030 Buffalo Wild Wings locations in the United States, Canada and Mexico.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

About Rusty Taco:

Rusty Taco is a Texas-based fast-casual restaurant featuring authentic street-style tacos in nine locations; two company-owned and seven franchised in three markets – Dallas, Denver and Minneapolis/St. Paul. Rusty Taco was founded by Steve Dunn and Rusty Fenton, who together wanted to one day own their own street taco stand. The original Rusty Taco opened in 2010 and is located on Greenville Avenue in Dallas, Texas, a spot Rusty and his family had dreamed about for years. Visit www.RustyTaco.com for more information.

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